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                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Micro General Corporation:


      We consent to incorporation by reference in the registration statements (No. 2-85485, 2-92490, 333-22240 and 333-64289) on Form S-8 of Micro General
Corporation of our report dated March 31, 1999, relating to the consolidated balance sheets of Micro General Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended
December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of Micro General Corporation.







                                                                  KPMG LLP


Los Angeles, California
April 14, 1999